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                                                                      EXHIBIT 16

                                                                  CONFORMED COPY

                             DATED October 11th 2000


                           (1) Professional Staff Plc

                                       and

                            (2) Mr Andrew Roger Dixey



                           EXECUTIVE SERVICE AGREEMENT

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                                      INDEX

NO.         CONTENTS
---         --------
1.          Job Title
2.          Salary
3.          Bonus
4.          Share Options
5.          Hours of Work
6.          Company Car
7.          Holiday
8.          Pension
9.          Retirement
10.         Medical Insurance
11.         Life Assurance
12.         Illness
13.         Expenses
14.         Confidential Information
15.         Intellectual Property
16.         Termination
17.         Pay in Lieu
18.         Change of Control
19.         Resignation From Offices
20.         Restrictions After Termination
21.         Disciplinary and Grievance Procedures
22.         Other Interests
23.         Notices
24.         Previous Contracts
25.         Health & Safety
26.         Deductions
27.         Entire Agreement Waver
28.         Proper Law

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THIS AGREEMENT is made the 11th day of October 2000

BETWEEN:-

        (a) Professional Staff Plc whose registered office is situated at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire SL3 6EZ ("the Company")

And

        (b) Mr Andrew Roger Dixey, Hill House, Bloxham, Banbury, Oxon OX15 4PH ("the Executive")

1.      JOB TITLE

Your job title will be Chief Executive of the Professional Staff Group. You will report to the Board of the Company. Your employment with the Company will begin on 16th October 2000.

2.      SALARY

Your salary will be (pound)200,000 (two hundred thousand pounds) per annum. Salaries are subject to review annually with any adjustment which is approved by the Remuneration Committee of the Company taking effect from 1st April each year.

3.      BONUS

3.1 For the remainder of this fiscal year to 31 March 2001 you will receive a guaranteed bonus of(pound)20,000 which may be increased at the absolute discretion of the Remuneration Committee.

3.2 With effect from 1 April 2001 in addition to your basic salary you will be eligible to benefit from a Company bonus plan whereby an annual bonus will be paid at an amount of 50% of base salary on reaching 100% of target. Details of the bonus plan and the performance criteria (which, for your information, has typically been based upon e.p.s. or an analgam of e.p.s. and operating income) will be discussed and agreed with you nearer the time. These discussions will include the pro-rating of bonus above and below the 100% target level. The range 90%-110% target achievement will deliver pro-rated bonus.

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4.      SHARE OPTIONS

4.1 You will be granted options over 250,000 shares in Professional Staff Plc. A letter confirming the grant will be sent separately, together with a copy of the rules of the Employee Share Option Plan.

4.2 You acknowledge that any grant to you by the Company or any company within the Professional Staff group of any share options or any other rights to acquire shares (or your eligibility therefor) does not constitute remuneration or salary of any nature whatsoever nor will it impose any obligation upon the Company under this Agreement. You further acknowledge that all matters pertaining to share options or any other rights to acquire shares or to participate in similar share schemes will be subject only to the rules of the relevant share option plan and that such matters fall outside the scope of this Agreement.

5.      HOURS OF WORK

The hours of work are not fixed but amount to a basic 37 1/2 hours per week. However, in practice some evening hours are usually involved. Overtime is not paid.

6.      COMPANY CAR

You will be entitled to the use of a company car (of a type determined from time to time by the Remuneration Committee, in accordance with the Company's policy on cars) and the vehicle can be used for business and social use (also by your spouse or partner). The Company will bear all standing and running expenses including petrol for private use of the car and any additional insurance costs incurred to permit you to use the car outside the United Kingdom for private purposes. If you elect not to use a company car then you will receive a car allowance in accordance with the Company's policy on cars. Currently this allowance amounts to a payment of (pound)950 per calendar month. I am pleased to confirm that the Mercedes S320 which you have requested does fall within the policy.

7.      HOLIDAY

You will be entitled to 25 days annual holiday to be taken at such time or times as are consistent with your duties and responsibilities and as discussed with the Board. It is not normally possible to carry over untaken holiday from one year to the next. The holiday year is the calendar year.

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On the termination of your employment for whatever reason you will either be entitled to pay in lieu of outstanding holiday entitlement or be required to repay to the Company any salary received for holiday taken in excess of your actual pro rata entitlement. The basis for payment and repayment will be one 260th of your annual basic salary for each day.

8.      PENSION

The Company will make a contribution of 5% of your salary to the Company's Pension Plan provided that you also contribute at least 5% of your basic salary. Full details of the Plan are enclosed. I confirm that should you elect to maintain your own pension arrangements and not join the Company Plan, the above contribution will continue to apply.

You have requested an additional contribution to pension similar to that which you have enjoyed in the immediate past. I confirm that the Company will contribute, unconditionally, an additional (pound)10,000 per year to the Company Plan, or your own plan, as you choose.

9.      RETIREMENT

Normal retirement age is 65 years.

10.     MEDICAL AND CRITICAL ILLNESS INSURANCE

10.1 The Company will provide private health insurance for yourself, your wife and dependant children. Details of the Plan are enclosed.

10.2 The Company will provide Critical Illness insurance in accordance with the Company's scheme as approved by the Remuneration Committee from time to time. Details are enclosed.

11.     LIFE ASSURANCE

The Company will provide life cover to 3 x basic salary. Details are enclosed.

12.     ILLNESS

The Company will continue to pay salary during short-term illness. The Company will review individual circumstances but reserves the right to discontinue payments at any time and to give notice of employment should the duration of any illness or illnesses so merit.

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13.     EXPENSES

The Company will meet the cost of business expenses wholly, necessarily and exclusively incurred on Company business. You should itemise such expenses at the end of each month on the form provided and submit them for reimbursement. VAT receipts should be attached to expense claims whenever possible. The Company will meet the cover of a mobile telephone.

14.     CONFIDENTIAL INFORMATION

In this Clause Confidential Information means any information (whether or not in written or permanent form) relating to (i) past, present and planned goods and services of the Company and any companies in the Professional Staff group, (ii) the business methods, know-how, past, present and planned research and developments and marketing strategies of the Company and any companies in the Professional Staff group, (iii) the production, manufacturing and trade secrets used by or belonging to the Company and any companies in the Professional Staff group, (iv) the identity and requirements of the persons to whom the Company and any companies in the Professional Staff group provides its products and services and the ultimate users of its products and services, but Confidential Information will not include information which has come into the public domain.

During the course of your employment you will have access to and be entrusted with Confidential Information. You agree that this will be the valuable property of the Company and/or any companies in the Professional Staff group. While you are an employee of the Company you will only use or disclose the Confidential Information in the proper performance of your duties. After the termination of your employment for any reason you agree that you will neither use nor disclose any of the Confidential Information other than information which in the circumstances can properly be regarded as forming part of your own stock of skill or knowledge rather than the property of the Company and any companies in the Professional Staff group.

During your employment and thereafter, you will not make or take any notes, or records (on whatever medium stored) relating to the trade secrets or other Confidential Information except in the normal course of employment with and for the benefit of the Company and any companies in the Professional Staff group.

Any such notes or records made or taken by you and any Board Minutes or Board documentation of the Company and/or any companies in the Professional Staff group shall be the property of the Company and/or any companies in the Professional Staff group as

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relevant and on the termination of your employment for any reason you will deliver up to the Company all such documents, records and notes (on whatever medium stored) and all copies thereof.

15.     INTELLECTUAL PROPERTY

You agree and acknowledge that it may be part of your normal duties to create or develop writings, designs, improvements, drawings or similar relating to or furthering the business interests of the Company and any companies in the Professional Staff group. The intellectual property or other rights subsisting therein created or developed by you in the course of your employment will vest in and be the exclusive property of the Company and/or any companies in the Professional Staff group as relevant wherever in the world and for the full term of such rights (as provided by law) including any extensions or renewals.

During your employment and at any time thereafter you will at the request and cost of the Company and any companies in the Professional Staff group do all such acts and execute all such documents which are necessary or desirable to secure the vesting in the Company and any companies in the Professional Staff group of all rights referred to in the previous paragraph, assist in the resolution of any question concerning them and assist the Company and any companies in the Professional Staff group in applying for and/or maintaining any patent rights, registered design rights, copyrights, design rights or any other similar rights wherever in the world.

16.     TERMINATION

        16.1.1 You will be entitled to receive and be required to give twelve months' notice of intention to terminate your employment such notice to be given at any time.

        16.1.2 Instant dismissal will occur in the case of serious misconduct or conduct bringing the Company or any company in the Professional Staff Group into disrepute.

        16.1.3 In the event that the Company terminates your employment without cause, you will receive compensation amounting to 2 x salary.

16.2 The Company (and any relevant Associated Company) shall not be obliged to provide you with work at any time after notice of termination of your employment has been given by either you or the Company, and the Company may, in its

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        discretion, take one or more of the following steps in respect of all or part of an unexpired period of notice:

        16.2.1 require you to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company and any relevant Associated Company; or

        16.2.2  assign you to other suitable duties; or

        16.2.3  withdraw any powers vested in you or duties assigned to you.

16.3 If Clause 16.2 is invoked by the Company you shall continue to be paid your salary during such notice period and any earned but unpaid commission under Clause 3, up to the date such notice is given.

16.4 If you fail to make yourself available to work during any period of notice of termination of your employment other than at the request or with the permission of the Board, the Company reserves the right to deduct one day's salary for each day of absence during such notice period.

17.     PAY IN LIEU

On either party serving notice for any reason to terminate your employment or at any time thereafter during the currency of such notice the Company will be entitled at its discretion to pay you your basic salary for the unexpired portion of the notice period any earned but unpaid bonus or commission as at the date of such payment in lieu, upon which payment your employment will cease.

18.     CHANGE OF CONTROL

18.1 A person has "Control" of a company if he holds, directly or indirectly, shares which together with shares held by any persons acting in concert with him carry 50% or more of the voting rights of that company and "Change in Control" shall be construed accordingly. In the event of a hostile take-over offer being made to acquire all the shares with voting rights in the Company within 36 months of the date of this Agreement, then a Change of Control shall be deemed to have taken place on the announcement by or on behalf of the hostile offeror (who must also be a hostile offeror on the date of such announcement) that such offer is or has become unconditional in all respects. This clause 18 will not apply in the event of a Change of Control which is recommended to shareholders by a majority of the Board.

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18.2    If at any time during the period of [6] months following a hostile offer becoming unconditional in all respects ("the Operative Period") the Executive is either dismissed by the Company or the Executive elects to treat such Change in Control as a breach of this Agreement provided that you serve notice in writing on the Company of your election to treat such Change of Control as a breach of this Agreement before the expiry of the Operative Period ("Special Notice"), on service of which your employment shall terminate. The Company shall upon your either being dismissed by the Company or upon service of the Special Notice pay to you on the date of termination by way of liquidated damages a sum equal to 2 years' basic salary ("the Severance Payment"). The Severance
        Payment shall be the only payment which the Company shall make to you as compensation for the termination of your employment and for the termination of any office which you hold in the Company or in any company in the Professional staff group. For the avoidance of doubt, if Special Notice is not served by you within the Operative Period, you shall be deemed to have waived any breach of this Agreement pursuant to this clause 18 and shall have no right or entitlement to the Severance Payment.

18.3 The payments to be made to you pursuant to this clause 18 shall be subject to such deductions as the Company is obliged to make by law. In the event of you becoming entitled to receive the Severance Payment as provided for in this clause 18 you hereby agree that you shall not be entitled to any further or additional compensation of any kind whatsoever and, in the event of payment being made to you under this clause 18, waive, release and discharge any and all such rights and claims which you may have against the Company or any company in the Professional Staff group of companies under this Agreement or arising as a consequence of its termination.

18.4 In the event of payment being made to you under this clause 18, you shall resign forthwith from all office holdings and at the request of the Company enter into a written compromise agreement with the Company which meets the requirements of section 203 of the Employment Rights Act 1996 (as modified or re-enacted) and which compromises in full and final settlement on the basis of the Severance Payment made under this clause 18 all or any statutory or contractual claims which you have or may have against the Company or any Group Company arising from this Agreement save for any claims in respect of your accrued pension rights and any claim for personal injury.

18.5 The parties agree that the calculation of the Severance Payment referred to in sub-clause 18.2 represents a genuine pre-estimate of damages payable to you upon the termination of your employment and any office holding in the company or in any company in the Professional Staff group.

18.6 For the avoidance of doubt a Special Notice shall be of no effect if served at a time when you have committed or are under investigation for acts or omissions

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        which would entitle the Company to dismiss you instantly pursuant to sub- clause 16.1.

19.     RESIGNATION FROM OFFICES

On the termination of your employment for whatever reason, you will at the request of the Company resign (without prejudice to any claims which you may have against any company arising out of this Agreement or the termination thereof) from all and any offices which you may hold in the Company or any group company and from all other appointments or offices which you hold as nominee or representative of the Company or any group company. If you fail to do so within 7 days the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any documents or do anything necessary or requisite to effect such resignation(s).

20.     RESTRICTIONS AFTER TERMINATION

20.1 You shall not after the termination of your employment personally or by an agent:-

                Enticing away clients
                for 12 months solicit or interfere with or endeavor to entice away from the Company (or any company in the Professional Staff Group) any business concern, person, partnership, firm, company, corporation or any other body who or which at any time during the twelve months prior to the said termination shall be a client or customer of or supplier to such company within such period and with whom you shall have had dealings on behalf of such company;

                Enticing away employees
20.2 for 12 months induce or seek to induce any senior employee of the Company (or any company within the Professional Staff group) to leave its service;

                Working for competitors
20.3 for 12 months accept employment with or enter into any contract for services with any business concern, person, partnership, firm, company, corporation or any other body in the UK who or which engages in the business of recruitment of and/or placing of temporary or permanent laboratory (or other similar) staff, scientists, technicians, analysts or similar and which is a competitor of the Company or any of its subsidiaries;

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                Competing
20.4 for 12 months engage (whether alone or as partner or as a director or major shareholder of a company) in any business in the UK which engages in a business as described in sub-paragraph
                20.3 above and is a competitor of the Company or any of its subsidiaries (in this clause a major shareholder shall be a person holding or controlling 5% or more of the issued shares in a company);

                Representing a connection
20.5 at any time represent or permit yourself to be held out by any person, firm or company as being in any way connected with or interested in the Company or any of its subsidiaries;

                Statements
20.6 make any untrue, misleading, detrimental or similar statement, whether oral or in permanent form, about the Company or any of its subsidiaries; and

20.7 in the context of a third party becoming the employer hereunder, whether by operation of law or otherwise each of the restrictions above shall apply in respect of the customers and business of the Company (and any of its subsidiaries) and such new employer (and any group company thereof) but only to the extent that you will have had dealings with such customers in the 12 months preceding the termination of your employment on behalf of such company and only to that part of the business of the Company or any of its subsidiaries and the new employer (or any group company thereof) with which you have been directly concerned in the 12 months preceding such termination.

In the event that any or any part of Clauses 20.1 to 20.6 above shall be found to be void which would be valid if some part thereof were deleted or the period of application reduced, the said provisions shall apply with such modifications as may be necessary to make them valid or effective.

21.     DISCIPLINARY AND GRIEVANCE PROCEDURES

There is no formal disciplinary procedure. Any grievance relating to your employment should be raised with the Board.

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22.     OTHER INTERESTS

This appointment is a full-time one and no active involvement is permitted in any other company or business activity, without the authorisation of the Board, save for the holding of shares in companies whether or not quoted on a recognized stock exchange.

23.     NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or by post or facsimile addressed to the other party at (in the case of the Company) its registered office for the time being and (in your case) your last known address and any such notice given by letter shall be deemed to have been served at the time at which the letter was delivered personally or if sent by post would be delivered in the ordinary course of post. Any such notice given by facsimile shall be deemed to have been served 12 hours after the same is transmitted.

24.     PREVIOUS CONTRACTS

This Agreement is in substitution for any previous contract of service (including without limitation any letter of engagement or offer of employment) between the Company or any of its subsidiaries and you, which shall be deemed to have been terminated by mutual consent as from the date hereof.

25.     HEALTH AND SAFETY

Notwithstanding any provision to the contrary in this Agreement, you are required to take all reasonable steps to protect your own safety, the safety of other employees and Company property. You must report to the Company any items or matters which you consider dangerous or prejudicial to the safety of the business, Company property or employees.

26.     DEDUCTIONS

The Company reserves the right in its absolute discretion to deduct from your remuneration any sums which you may owe the Company including, without limitation, any overpayments or loans made to you by the Company rules.

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27.     ENTIRE AGREEMENT, WAIVER

Unless otherwise expressly stated this Agreement constitutes the entire agreement between you and the Company. You acknowledge that you have not relied upon any representation save for any representation made in this Agreement. There shall be no waiver of any term provision or condition of this Agreement unless evidenced in writing by the waiving party.

28.     PROPER LAW

This Agreement shall be governed and construed in all respects in accordance with English law and shall be subject to the exclusive jurisdiction of the English Courts. The Parties hereto have executed this Agreement.

Signed by                                   )    Benjamin Blackden
on behalf of the Company                    )
                                            )    Director

Dated:                                      )    11 October 2001


Signed by and delivered as                  )    Andrew Dixey
a Deed by the said Andrew                   )
Roger Dixey                                 )

Dated:                                      )    11 October 2001